Exhibit 4.15

Power of Attorney

We, Beijing Century Friendship Education Investment Co., Ltd, the undersigned shareholder of Beijing New Oriental Education & Technology (Group) Co., Ltd. (hereinafter referred to as “New Oriental China”), hereby authorize Shanghai Smart Words Software Technology Company Limited (hereinafter referred to as “Shanghai Smart Words”) as our proxy to exercise shareholder’s right representing 37% of New Oriental China’s voting shares as Shanghai Smart Words may deem appropriate or necessary.

Beijing Century Friendship Education Investment Co., Ltd.

Signature: /s/Authorized Signatory

April 23, 2012